Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-162888, 333-137273, 333-116528, 333-55838 and 333-35245) pertaining to the Incentive Plan of Carrizo Oil & Gas, Inc. and the Registration Statement on Form S-3 (Registration No. 333-159237) of Carrizo Oil & Gas, Inc. of our report dated March 12, 2009, except for Notes 4, 5 and 6 for which the date is August 17, 2009, with respect to the consolidated financial statements, of Carrizo Oil & Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

March 31, 2011